Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-197723) and Form S-8 (No. 333-147028) of Validus Holdings, Ltd. of our report dated February 22, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers Ltd.
Hamilton, Bermuda
February 22, 2016